SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                        Commission File Number 000-21775
                                                     ---------

                           NOTIFICATION OF LATE FILING

(Check  One):[ ] Form  10-KSB [ ] Form 11-K [ ] Form 20F [X] Form 10-QSB [ ]
[ ] Form N-SAR

         For Period Ended: March 31, 1998

                                  -------------
[ ] Transition Report on Form 10-K          [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F          [ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K

         For the Transition Period Ended:
                                         -----------------------------

                    ----------------------------------------

READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.  PLEASE PRINT OR TYPE.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:


PART I  REGISTRANT INFORMATION

Full name of registrant: THINK New Ideas, Inc.
                         ---------------------

Former name if applicable:                .
                          -----------------

Address of principal executive office (Street and number): 45 West 36th, Street, 12th Floor City, state and zip code New York, New York 10018

                                     PART II
                             RULE 12B-25 (B) AND (C)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                              FORM 12b-25 PART III
                                    NARRATIVE

         State below in reasonable detail the reasons why Form 10-KSB, 11-K, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

         The Registrant's Form 10-QSB for the period ended March 31, 1998 could not be filed by the Registrant by the required due date because the Company is in the process of finalizing an agreement which will effect disclosure in the Form 10-QSB. The Registrant expects to file its completed form 10-QSB within the extension period provided herein.


                           PART IV - OTHER INFORMATION

1.   Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification:
     Melvin Epstein (212) 629-6800.
     -----------------------------
     (Name)           (Area code)                (Telephone number)

2. Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                 [X] Yes [ ] No

3. Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                 [ ] Yes [X] No

       If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                             THINK New Ideas, Inc..
                             ----------------------
                  (Name of registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date 05/15/98                                By  /s/ Melvin Epstein
                                               --------------------------
                                             Printed Name: Melvin Epstein